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                                                                    EXHIBIT 10.1

                     TERMINATION AND DISSOLUTION AGREEMENT

     This Agreement, dated as of the 25th day of March, 1998, is entered into by and among FRM/Hubbard Pet Food Venture, a Georgia general partnership (the "VENTURE"),Flint River Mills, Inc., a Georgia corporation ("FLINT RIVER"), and Windy Hill Pet Food Company, Inc., a Minnesota corporation ("WINDY HILL").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, the parties have engaged in business as a joint venture known as FRM/Hubbard Pet Food Venture pursuant to the Joint Venture Agreement, dated as of April 7, 1995, between Flint River and Windy Hill (the "JOINT VENTURE AGREEMENT"); and

     WHEREAS, the parties desire to dissolve and terminate the Venture and the Joint Venture Agreement.

     NOW, THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto, intending to be bound hereby, agree as follows:

     1.  Dissolution.
         -----------

     (a) Pursuant to Section 16(a) of the Joint Venture Agreement, the Venture, Windy Hill and Flint River hereby agree to wind up liquidate the affairs and assets of the Venture effective as of February 28, 1998 (the "TERMINATION DATE").

     (b) Pursuant to Section 16(b) of the Joint Venture Agreement, Windy Hill hereby elects to purchase the assets of the Venture at a price equal to the book value as of the Termination Date, net of accumulated depreciation (the "NET BOOK VALUE") determined in accordance with Section 2 hereof; provided, however, that the terms of the Joint Venture Agreement requiring Windy Hill to pay the entire price to the Venture will be modified as follows:


        (i) In lieu of paying the price equal to the Net Book Value to the Venture, Windy Hill hereby agrees to pay $1,229,660 to Flint River (the "INITIAL PRICE"), on account of Flint River's right to receive one-half of the net assets of the Venture upon dissolution of the Venture in accordance with Section 16(e)(iv) of the Joint Venture Agreement plus $17,500 in full payment of Flint River's one-half of the Bruno's Packaging (as defined below). The Initial Purchase Price represents Windy Hill's good faith estimate of one-half of the Net Book Value.
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        (ii)  Upon the final determination of Net Book Value (as provided in
     Section 2 below, (x) if the Initial Price is greater than such final determination, Flint River shall pay the difference thereof to Windy Hill within ten days of such final determination, and (y) if the Initial Price is less than such final determination, Windy Hill shall pay the difference thereof to Flint River within ten days of the delivery of such final determination.

        (iii) The Initial Purchase Price shall be paid to Flint River simultaneously with the execution and delivery of this Agreement. At the time the Initial Purchase Price is paid, Windy Hill shall also pay to Flint River the sum of $41,777 which Flint River and Windy Hill agree constitute full payment for certain unamortized packaging development costs incurred by Flint River for the Venture's behalf and not reimbursed by the Venture to Flint River.

     2.  Determination of Net Book Value. Windy Hill shall make an unaudited
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determination of Net Book Value ("INITIAL DETERMINATION "). In determining the
Net Book Value, no value shall be attributed to the accounts receivable owing to the Venture by Bruno's (the "BRUNO'S A/R's") or to the Bruno's packaging included in the Venture's inventory (the "BRUNO'S PACKAGING"). Flint River shall have 30 days from delivery of the Initial Determination to object thereto and unless Flint River gives written notice to Windy Hill of such objection within such 30-day period, the Initial Determination shall be final and binding upon the parties hereto. Both Flint River and Windy Hill shall have access to the Venture's books and records and work papers in connection with their preparation and review of Initial Determination. In the event that Flint River gives such written notice of objection, and if the dispute cannot be resolved by negotiations between the parties, the dispute shall be arbitrated as provided in
Section 22 of the Joint Venture Agreement.

     3.  Future Claims, Liabilities and Recoveries. Windy Hill shall be
         -----------------------------------------
entitled to all of the Venture's assets and shall be subject to those liabilities reflected or reserved against in the calculation of Net Book Value as provided in Section 2. For clarification, if a liability is reflected at $100 in the Net Book Value calculation and later turns out to cost $95 or $105, Windy Hill shall obtain the benefit (in case the liability is $95) or absorb the detriment (in case the liability is $105). Similarly, if an asset, such as a receivable that has been written off, is subsequently collected, Windy Hill shall be entitled to such asset. Liabilities that were not reflected in the calculation of Net Book Value because they would not have been required to have been reflected on a balance sheet prepared in accordance with the accounting practices used by the Venture shall continue to be shared on an equal basis by Flint River and Windy Hill after the Termination Date. For clarification, if a litigation exists or is commenced after the Termination Date. For clarification, if a litigation exists or is commenced after the Termination Date for which no accrual was made in the calculation of Net Book Value, Flint River and Windy Hill shall share the costs of such litigation equally. No adjustments shall be made with respect to the Bruno's Packaging or the Bruno's A/R's.

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     4.  Deliveries. On the date hereof and from time to time hereafter as may
         ----------
be reasonably requested by Windy Hill, Flint River and Windy Hill shall each execute and deliver, in their own names and/or in the name of the Venture, such other documents, assignments and instruments as are reasonably necessary to convey all of the Venture's assets to Windy Hill including, but not limited to,

     (a) an executed Bill of Sale transferring the assets of the Venture from the Venture to Windy Hill;

     (b) an Assignment of Trademarks, transferring all trademarks from the Venture to Windy Hill;

     (c) an executed Warranty Deed, conveying the Facility (as defined in the Joint Venture Agreement) from the Venture to Windy Hill.

     5. Payment of Debts. The Venture books will be closed as of the Termination
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Date. All debts of the Venture, including all tax liabilities payable by the
Venture, will be paid or accrued pursuant to Section 3 hereof.

     6. Name. Windy Hill and Flint River agree that neither party has acquired
        ----
any rights to use the other party's name in connection with that party's business activities because of the Venture relationship.

     7. Claims. If either of the parties hereto shall hereafter be held
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individually liable for a Venture debt or obligation of the Venture not paid or provided for under this Agreement including, but not limited to, any environmental claims, such party shall have a claim over, against the other party for one-half of all amounts paid by that party including any reasonable attorney fees. Each party shall promptly give the other party notice of said claim. Both parties agree to cooperate on resolution of such claims.

     8.  Indemnification. Effective as of the Termination Date. Windy Hill shall
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indemnify and hold Flint River harmless against and from any and all claims, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by anyone whomsoever and against and from any and all costs, damages and expenses, including attorney's fees, in connection with or resulting from loss of life, bodily or personal injury, property damage or environmental damage of any nature, clean-up costs or fines arising directly or indirectly from Windy Hill's actions or its agents', successors', or assigns' actions that occur on or after the Termination Date.

     Furthermore, effective as of the Termination Date, Flint River shall indemnify and hold Windy Hill harmless against and from any and all claims, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by anyone

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whomsoever and against and from any and all costs, damages and expenses, including attorney's fees, in connection with or resulting from loss of life, bodily or personal injury, property damage or environmental damage of any nature, clean-up costs or fines arising directly or indirectly from Flint River's actions or its agents', successors', or assigns' actions that occur on or after the Termination Date.

     9.  Books. Each party shall retain those Venture books which they were
         -----
responsible for maintaining for a period of six years. Each party shall have reasonable access to these books during normal business hours during such 6-year period.

     10. Tax Returns. The final federal income tax return for the Venture
         -----------
required by applicable law shall be prepared and filed by Windy Hill after being reviewed and accepted by Flint River. The final State of Georgia and City of Cartersville income tax return for the Venture required by applicable law shall be prepared and filed by Windy Hill. Windy Hill will be responsible for filing before the applicable due date, including any extensions thereof, as determined by the Termination Date. Each party shall bear one-half of the cost of preparing such returns.

     11.  Purchase of Products Following Termination. Until March 31, 2003,
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Flint River Mills and Windy Hill will use its best efforts to sell feed products using Windy Hill's Country Prime label to the grocery trade. Windy Hill will invoice customers at prices set by Flint River Mills on a monthly basis. Windy Hill will reimburse Flint River Mills the invoice price less costs absorbed by Windy Hill (brokerage, swill, cash discounts and freight) less agreed upon margins. Should either Flint River Mills or Windy Hill no longer wish to continue the sale of feed products to the grocery trade, any unused Country
Prime packaging inventory costs will be shared equally by Flint River Mills and Windy Hill.

     12.  Notice of Dissolution. The parties shall execute, file and publish all
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certificates and notices as may be required by law.

     13.  Arbitration. Any unresolved disputes or controversies relating to this
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Agreement or the Joint Venture Agreement shall be determined and settled by arbitration as provided in Section 22 of the Joint Venture Agreement.

     14.  Further Assurances. In addition to the actions, documents and
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instruments specifically required to be taken or delivered by this Agreement, and without further consideration, each party hereto shall take such other actions, and execute and deliver such other documents and instruments, as the other parties hereto or their counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement.

     15.  Benefit. This Agreement shall benefit and be binding upon the
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respective successors and assigns of the parties hereto.

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     16.  Counterparts. This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.




                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   FRM/HUBBARD PET FOOD
                                   VENTURE

                                   By:  FLINT RIVER MILLS, INC.,
                                        a general partner


                                        By   /s/ Henry Metcalf
                                           --------------------------
                                           Name: Henry Metcalf
                                           Title: Vice President


                                   and


                                   By:  Windy Hill Pet Food Company, Inc.,
                                        a general partner


                                        By   /s/ Robert V. Dale
                                           --------------------------
                                           Name: Robert V. Dale
                                           Title: President


                                   WINDY HILL PET FOOD COMPANY,
                                   INC.



                                        By   /s/ Robert V. Dale
                                           --------------------------
                                           Name: Robert V. Dale
                                           Title: President


                                        FLINT RIVER MILLS, INC.



                                        By   /s/ Henry Metcalf
                                           --------------------------
                                           Name: Henry Metcalf
                                           Title: Vice President

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